EXHIBIT 15.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in previously filed Registration Statements of Korea Electric Power Corporation (“KEPCO”) on Form F-3 (No. 33-99550 and No. 333-9180) of our report dated May 3, 2002 (which report expresses an unqualified opinion and includes explanatory paragraph relating to the establishment of Korea South-East Power Co., Ltd. (the “Company”), related party transactions, uncertainties surrounding intangible assets and lawsuits in which the Company is a defendant and the unstable economic conditions in the Republic of Korea and in the Asia Pacific region), appearing in the Annual Report on KEPCO’s Form 20-F for the year ended December 31, 2003.

Ahn Kwon & Co.

Seoul, Korea

June 30, 2004

E-20